PEDIATRX REPORTS ITS FIRST-EVER REVENUES FOLLOWING THE LAUNCH OF GRANISOL

CALIFON, NJ – January 24, 2011 – PediatRx Inc. (OTCBB: PEDX) (“PediatRx”) is pleased to provide an update on activities for the fiscal third quarter. Among its achievements, the hospital specialty pharmaceutical company reported its first-ever revenues and successfully launched GRANISOL™, the company’s first commercial entry.

During the fiscal third quarter, PediatRx established key distribution and marketing collaborations with wholesalers and other strategic partners enabling the launch of GRANISOL, an antiemetic used in patients who are undergoing chemotherapy or radiation treatment. GRANISOL is the only granisetron available in the United States as an orange-flavored, ready-to-use oral liquid solution. PediatRx also completed additional equity financings of approximately $1.0 million in the third quarter, bringing total equity financings to date to approximately $2.2 million.

“We are delighted to have made a strong start with GRANISOL and look forward to expanding our marketing efforts of this product,” said Dr. Cameron Durrant, President and Chief Executive Officer of PediatRx. “Even more gratifying is the positive interest we have received from caregivers, customers, potential investors and business partners. In addition, we are excited to be seeking and evaluating other products for acquisition and remain confident in our ability to establish a rewarding position as a unique specialty pharma company.”

PediatRx’s most notable achievements to date include:

  Net product revenue of $145,000 for the three-month period ended November 30, 2010. No revenue had been recognized by the company prior to 2010.
  Established category-expert management team plus marketing and administration infrastructure to enable GRANISOL launch.
  Manufactured first lot of PediatRx-brand GRANISOL, delivered in October.
  Launched GRANISOL into wholesaler channels.
  Established marketing alliances to begin promotion of GRANISOL to key oncology hospitals and clinics.
  Approximately $2.2 million in total financings to date.

A summary of key financial highlights is as follows ($thousands):

	As of and for the	As of and for the
	three month period	nine month period
	ended November	ended November
	30, 2010	30, 2010

Net revenues	145.7	148.8
Gross Margin	97.1	99.2
Operating expenses	398.3	760.5
Net loss for the period	(301.2)	(661.3)
Cash and cash equivalents	786.9	786.9
Current assets	1,043.3	1,043.3
Current liabilities	507.4	507.4
Working capital	536.0	536.0

A complete financial statement is available in the company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2010.

About GRANISOL

Granisetron is indicated for the prevention of:

  Nausea and vomiting associated with initial and repeat courses of emetogenic cancer therapy, including high-dose cisplatin.
  Nausea and vomiting associated with radiation, including total body irradiation and fractionated abdominal radiation.

Selected Safety Information

  Granisetron is contraindicated in patients with known hypersensitivity to the drug or any of its components.
  QT prolongation has been reported with granisetron. Use of Granisol Oral Solution in patients concurrently treated with drugs known to prolong the QT interval and/or are arrhythmogenic may result in clinical consequences.
  This drug should be used during pregnancy only if clearly needed.
  It is not known whether granisetron is excreted in human milk. Because many drugs are excreted in human milk, caution should be exercised when granisetron is administered to a nursing woman.
  Efficacy and safety were maintained with increasing age in the geriatric population.
  Safety and effectiveness in pediatric patients have not been established.
  The most common side effects observed with administration of granisetron were headache, asthenia, constipation, diarrhea, dyspepsia and abdominal pain.

About PediatRx Inc.

PediatRx Inc. (www.pediatrx.com) is a unique hospital specialty pharmaceutical company and the first to focus on children suffering from serious conditions requiring hospitalization and hospital care. PediatRx trades on the OTCBB under the ticker symbol PEDX.

This press release contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economics, research, development, reformulation, product performance or management's plans and objectives for future operations. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include those concerning PediatRx’s confidence about its ability to establish a unique and rewarding position as a unique specialty pharma company. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect current judgment regarding the direction of the business operations of PediatRx, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release. These statements are predictions and involve known and unknown risks, uncertainties and other factors, including the risk that PediatRx cannot execute its business plan for lack of capital or other resources, distribution, partnering or licensing/acquisition opportunities, as well as the risks described in the periodic disclosure documents filed on EDGAR by PediatRx, copies of which are also available on the company’s website. Any of these risks could cause PediatRx or its industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements in this press release. Except as required by applicable law, including the securities laws of the United States, PediatRx does not intend to update any of the forward-looking statements to conform these statements to actual results.

Further Information

PediatRx Inc.
Research & Business Development
Email: info@pediatrx.com

Shareholder & Media Relations
+1 908 975 0753
Email: ir@pediatrx.com

PD 32 (01/11)